PROMISSORY NOTE

Borrower: Sky Century Investment Inc., a Nevada corporation located at 220 Emerald Vista Way #233 Las Vegas, NV 89144

Lender: Markebitz Limited with its beneficiary address at Unit B, Lot 49, 1st Floor, Block F, Lazenda Warehouse 3, Jalan Ranca-Ranca, 87000 F.T. Labuan, Malaysia.

Total Amount: $109,760

Principal Amount of the 1st conversion: $56,000.00

Principal Amount of the 2nd conversion: $53,760.00

Issue Date: January 2nd, 2023

Maturity Date: May 1st, 2023 (1st conversion), and no earlier than June 1st, 2023 (2nd conversion).

1.FOR VALUE RECEIVED, the Borrower promises to pay to the Lender at such address as may be provided in writing to the Borrower, the principal amount of One Hundred Nine Thousand Seven Hundred Sixty U.S. Dollars ($109,760), without interest payable on the unpaid principal, beginning on January 2nd, 2023.

2.This Promissory Note is issued pursuant to and in connection with the Amendment to Software Lease Agreement dated December 2, 2021 (the "Amendment"), between the Borrower and the Lender. Together with the Amendment, this Promissory Note represents the total amount of the debt owed by the Borrower to the Lender.

3.The debt owed by the Borrower to the Lender under this Promissory Note shall be divided into two parts as follows:

(a)The first part of the debt, in the amount of Fifty-Six Thousand U.S. Dollars ($56,000.00), shall be converted into shares of the Borrower's common stock at a fixed price of $0.0035 per share that is equivalent to 16,000,000 common shares and transferred to the Lender no later than May 1st, 2023.

(b)The second part of the debt, in the amount of Fifty-Three- Thousand Seven Hundred Sixty U.S. Dollars ($53,760.00), shall also be converted into shares of the Borrower's common stock at a fixed price of $0.0035 per share that is equivalent to 15,360,000 common shares and transferred to the Lender only after a minimum of 30 days has elapsed since the conversion of the first part of the debt no earlier than June 1st, 2023.

4.The unpaid principal balance under this Promissory Note (“Promissory Note”) shall bear interest from the date hereof at an annual rate of ten percent (10%) (the “Applicable Rate”).

5.The Borrower shall be liable for all costs, expenses, and expenditures incurred including, without limitation, the complete legal costs of the Lender incurred by enforcing this Promissory Note as a result of any default by the Borrower, and such costs will be added to the principal then outstanding and shall be due and payable by the Borrower to the Lender immediately upon demand of the Lender.

6.If any term, covenant, condition, or provision of this Promissory Note is held by a court of competent jurisdiction to be invalid, void, or unenforceable, it is the parties` intent that such provision be reduced in scope by the court only to the extent deemed necessary by that court to render the provision reasonable and enforceable and the remainder of the provision of this Promissory Note will in no way be affected, impaired or invalidated as a result.

7.The first part of the principal amount of this Promissory Note, together with all accrued interest thereon, shall be due and payable on May 1, 2023, and the second part of the debt will be converted and transferred to the Lender no earlier than June 1, 2023. Any portion of the principal of this Promissory Note may be prepaid, together with the accrued interest with respect to such principal payment, prior to maturity, without penalty. Any payment made under this Promissory Note shall be applied first to accrued interest and then to the principal. Payment of principal and interest shall be made in such coin or currency of the United States of America that, at the time of payment, constitutes legal tender for the payment of public and private debt.

8.This Promissory Note will be construed in accordance with and governed by the laws of the State of Nevada.

9.This Promissory Note will ensure the benefit of and be binding upon the respective heirs, executors, administrators, successors, and assigns of the Borrower and the Lender. The Borrower waives presentment for payment, notice of non-payment, protest, and notice of protest.

10.At the option of the Lender, at any time prior to the earlier occur of (a) the date of the prepayment of this Note in full or (b) the Maturity Date of this Note, the Lender, in its discretion, may convert the first and the second parts of the outstanding balance of this Promissory Note (including any accrued and unpaid interest under this Note) into shares of the common stock, par value $0.0035 per share (the “Common Stock”) subject to the aforementioned deadlines. If the Lender wishes to make a conversion, the Lender shall give notice of such election by delivering a written notice (the “Conversion Notice”) to the Borrower and such Conversion Notice shall provide a breakdown in reasonable detail of the principal and accrued and unpaid interest thereon outstanding under this Note that are being converted and the calculation of the number of shares of Common Stock issuable to the Lender on conversion. The number of shares of Common Stock issuable to the Lender upon any conversion (the “Conversion Shares”) shall be equal to (a) an amount equal to the aggregate portion of the principal and accrued and unpaid interest thereon outstanding under this Note being converted, divided by (b) the Conversion Price. In the case of the exercise of the conversion rights set forth herein, the conversion privilege shall be deemed to have been exercised and the Conversion Shares issuable upon such conversion shall be deemed to have been issued upon the date of receipt by the Borrower of the Conversion Notice. If the Lender has delivered a Conversion Notice, the Borrower shall make the appropriate reduction to the Principal Amount and accrued and unpaid interest thereon outstanding under this Note as entered in its register and its records. The kind of shares or other securities to be issued upon conversion as determined pursuant to this Section 6 shall be subject to adjustment from time to time upon the occurrence of certain events during the period that this conversion right remains outstanding, as follows: if the Borrower at any time shall, by reclassification or otherwise, change the Common Stock into the same or a different number of securities of any class or classes, this Note, as to the unpaid Principal Amount and the accrued and unpaid interest thereon, shall thereafter be deemed to evidence the right to purchase an adjusted number of such securities and kind of securities as would have been issuable as the result of such change with respect to the Common Stock (i) immediately prior to or (ii) immediately after such reclassification or other change at the sole election of the Lender. The Conversion Shares shall be subject to the provisions of Rule 144.

11.Upon the occurrence of an Event of Default, the principal and all accrued but unpaid interest due under this Promissory Note shall, at the option of the Lender, become immediately due and payable and may be collected forthwith without notice to the Borrower, regardless of the stipulated date of maturity and, in that event, the Borrower promises to pay, in addition to the unpaid principal and interest hereunder, all costs, including reasonable attorneys’ fees, paralegals’ fees and expenses for any primary, appellate, bankruptcy and post-judgment proceedings, that the Lender may incur or be put to in the collection of such amounts. Any overdue payment of principal or interest due under this Promissory Note shall bear interest from the due date at ten percent (10%) per annum.

12.All agreements between the Borrower and the Lender are hereby expressly limited so that in no event shall the amount paid or agreed to be paid to the Lender for the use, forbearance, or detention of the money loaned under this Promissory Note exceed the maximum amount permissible under the laws of the State of Nevada. If, at the time of any interest payment, the payment amount due under this Promissory Note is in excess of the legal limit, the obligation shall be reduced to the legal limit. If the Borrower should ever receive, as interest, an amount that exceeds the highest lawful rate, the amount that would be excessive as interest shall be applied to the reduction of the principal amount owing under this Promissory Note, and not to the payment of interest.

13.BORROWER HEREBY KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER OR IN CONJUNCTION WITH, THIS PROMISSORY NOTE AND ANY OTHER AGREEMENT CONTEMPLATED TO BE EXECUTED IN CONJUNCTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF EITHER PARTY.

14.Whenever the last day for payment of any amount due hereunder shall fall upon Saturday, Sunday or any public or legal holiday, whether federal or of the State of Nevada, Borrower shall have until 5:00 p.m. on the next succeeding regular business day to make such payment.

IN WITNESS WHEREOF, the Parties have duly affixed their signatures under the seal:

SKY Century Investment, Inc.	Markebitz Limited

/s/ Nataliia Petranetska	/s/ Vasile Boiko
Nataliia Petranetska	Vasile Boiko
President, Director, Treasurer	Director
Date: January 2, 2023	Date: January 2, 2023